Exhibit 10.2

American Life Insurance Company	William B. Feehan
600 N. King Street	SVP, Human Resources
Wilmington, DE 19801
302-594-2030
212-770-8320
William.feehan@aig.com
25 March 2009
STRICTLY PRIVATE AND CONFIDENTIAL
Mr. Michel Khalaf
Dear Michel:
This will confirm our offer of your employment with ALICO Middle East, Africa and South Asia (MEASA), subject to the following terms and conditions:
POSITION:
You will be appointed as Regional President- ALICO MEASA effective your transfer date.
You will report to the ALICO Chairman and CEO.
SALARY:
Your base annual salary will be US$400,000 (Four Hundred Thousand Dollars only) on a 13-month basis, payable in UAE Dirhams. Your salary shall be reviewed in the first quarter of 2009, and each following year thereafter.
BONUS:
Contingent upon your meeting the Company’s performance expectations and being an active, full-time employee, you will be eligible for a pro-rated performance bonus based on the effective date of this assignment. For 2009 your target bonus will be USD 133,000 (payable in UAE Dirhams).
TRANSPORTATION:
You will receive a transportation allowance of UAE Dirhams 7,000/- per month.
HOUSING ALLOWANCE:
You will be entitled to annual housing allowance of UAE Dirhams 475,000. The Company will pay your housing utilities expenses (electricity, water, and municipality charges).
Your private home telephone is your responsibility. However, the company will reimburse you for approved business calls made from your home.

ANNUAL LEAVE:
You will be entitled to 30 Calendar days paid annual leave for each one full year of service. Weekends and Public Holidays will be considered part of your leave entitlement if they fall during your leave period. Entitlement is due on completion of one year of service. The timing of your leave will be coordinated with and approved by the Regional Chief Agency Officer.
RETURN AIRFARE:
Dubai/Home of record/ Dubai economy class airfare will be provided to you and your dependents, on assignment with you, on completion of one full year of service and annually thereafter.
SCHOOLING:
From Junior Kindergarten or equivalent through Grade 12, the company will cover your children’s (on assignment with you) school tuition fees & directly related charges. Your contribution will be limited to 20% of the cost, with a maximum of US$ 875 ( US$ Eight Hundred Seventy Five) per child per year. The Company will cover the excess up to US$ 10,000 (US$ Ten Thousand only) per child per year.
CLUB MEMBERSHIP:
You will be entitled to Club Membership for you and your dependents.
INSURANCE:
You will be entitled to enroll under ALICO MEASA Employees Group Life and Medical Insurance plans per company guideline. You will also be eligible for other local benefits normally granted to staff, per standing regulations.

A Member Company of American International Group, Inc

GROUP PENSION PLAN:
You will be eligible to participate in ALICO MEASA Employees Group Pension Plan.
Employees contribute 5% of their salaries to this plan, and the company matches this contribution by an equal 5%.
It should be understood that the governing law is the labor law of DIFU-UAE.
It is also understood and agreed that this offer is contingent upon your obtaining valid work permits or visa necessary to reside/work in UAE. The Company will assist you with this process.
Please signify your acceptance and understanding of the above terms by signing and returning the attached copy of this letter.

/s/ William B. Feehan	25 March 2009
I hereby confirm my acceptance of this offer and agree to the terms and conditions specified therein.
Signature & Date
cc: R. Haber

A Member Company of American International Group, Inc

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